Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Berkeley Lights Reports Preliminary Full Year 2022 Revenue Results

EMERYVILLE, Calif – January 9, 2023 – Berkeley Lights, Inc. (Nasdaq: BLI), a life sciences tools company, today announced preliminary unaudited revenue results for the full year ended December 31, 2022. Total revenue for the full year 2022 is expected to be in the range of $78.0 million to $78.5 million, compared to $85.4 million in 2021.

Results were lower-than-expected due to a delay in several Beacon® platform placements, which are now expected in 2023, and lower revenue from partnership and services contracts. During fourth quarter 2022, we observed a tightening macroeconomic environment, similar to what our industry has been communicating, with elongated sales cycles and constrained capital budgets. The Company continues to execute on its strategic plan announced on the second quarter 2022 earnings conference call by launching application specific and academic Beacon platforms in 2023 and transitioning from low-margin partnership and services contracts.

“We have made important progress over the last several months laying a strong foundation for the unique opportunities ahead of us through the execution of our strategic plan,” said Siddhartha Kadia, Ph.D., chief executive officer of Berkeley Lights. “While our revenue this quarter was impacted by the timing of certain Beacon platform placements and ongoing initiatives to reshape our business model, we remain focused on our transformation into a growing, profitable, and sustainable life sciences company, including through the recent announcement of our agreement to acquire IsoPlexis. Looking ahead, our leadership team is committed and focused on bringing together Berkeley Lights and IsoPlexis as a premier functional cell biology company, diversifying our technology offerings with the launch of lower-cost platforms in 2023, establishing a higher recurring revenue mix, and achieving positive operating cash flow by 2024.”

These preliminary results are based on management’s initial analysis of operations for the quarter ended December 31, 2022. The company expects to issue full year financial results for 2022 in late February.

J.P. Morgan Healthcare Conference Participation

Berkeley Lights will participate in the 41st Annual J.P. Morgan Healthcare Conference on Thursday, January 12, 2023, at the Westin St. Francis Hotel in San Francisco, Calif. Berkeley Lights CEO Siddhartha Kadia, Ph.D., will represent the Company in a presentation scheduled for 11:15 a.m. PT.

A live webcast of the presentation will be available online from the Investor Relations page of the Company's website at www.berkelylights.com. A replay of the presentation will remain available on the website for 30 days after the applicable live webcast.

About Berkeley Lights

Berkeley Lights is a life sciences tools company focused on enabling and accelerating the rapid development and commercialization of biotherapeutics and other cell-based products for our customers. The Berkeley Lights Platform captures deep phenotypic, functional, and genotypic information for thousands of single cells in parallel and can also deliver the live biology customers desire in the form of the best cells. Our platform is a fully integrated, end-to-end solution, comprising proprietary consumables, including our OptoSelect® chips and reagent kits, advanced automation systems, and application software. We developed the Berkeley Lights Platform to provide the most advanced environment for rapid functional characterization of single cells at scale, the goal of which is to establish an industry standard for our customers throughout their cell-based product value chain.

Forward-Looking Statements

The financial results presented in this press release are preliminary, estimated, and unaudited. They are subject to the completion and finalization of Berkeley Lights’ financial and accounting closing procedures. They reflect management’s estimates based solely upon information available to management as of the date of this press release. Further information learned during that completion and finalization may alter the final results. In addition, the preliminary estimates should not be viewed as a substitute for full quarterly and annual financial statements prepared in accordance with GAAP. There is a possibility that Berkeley Lights’ financial results for the quarter ended December 31, 2022, and full year financial results for 2022 could vary materially from these preliminary estimates. In addition to the completion of the financial closing procedures, factors that could cause actual results to differ from those described above are set forth below. Accordingly, you should not place undue reliance upon this preliminary information.

Additional information regarding the Company’s fourth quarter 2022 financial results and full year financial results for 2022 will be available in the Company’s Form 10-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”).

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on the Company’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements, including but not limited to: statements regarding our preliminary revenue results and our expectations for future sales, including with respect to timing and the pricing and profitability of future products and services; expectations regarding our existing partnership and services contracts and the expansion of our product and service offerings; our proposed acquisition of IsoPlexis and the related expected benefits therefrom; and the growth, cash flow and profitability goals we are pursuing. Our expectations and other matters discussed in such forward-looking statements might not come to fruition for several reasons. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: the risk that the proposed transaction with IsoPlexis may not be completed in a timely manner or at all, and the effect of the pending transaction on various aspects of our ongoing business operations, including employees, distributors, customer and suppliers; the possibility that expected synergies and operating efficiencies in connection with the proposed transaction may not be achieved within the expected timeframes or at all; the risk that integration of IsoPlexis’ operations into those of Berkeley Lights may be more difficult, time-consuming or costly than expected; the possibility that the parties' expectations as to expenses, cash usage and cash needs may prove not to be correct for reasons such as changes in plans or actual events being different than assumptions; the impacts of changes in general economic and business conditions, including changes in the financial markets; potential challenges in the implementation of strategic plans for products and technologies, and challenges inherent in developing, manufacturing, launching, marketing and selling existing and new products; uncertainties in contractual relationships, including interruptions or delays in the supply of components or materials for, or manufacturing of, products; and any other risks discussed in each of Berkeley Lights’ and IsoPlexis’ filings with the SEC, including Berkeley Lights’ and IsoPlexis’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Participants in the Solicitation

Berkeley Lights, IsoPlexis and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction between Berkeley Lights and IsoPlexis under the rules of the SEC. Information regarding Berkeley Lights’ directors and executive officers is set forth in Berkeley Lights’ Proxy Statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 15, 2022, and in certain of Berkeley Lights’ Current Reports on Form 8-K. To the extent holdings of Berkeley Lights’ securities by Berkeley Lights’ directors and executive officers have changed since the amounts set forth in such proxy statement, such changes have been or will be reflected on subsequent statements of beneficial ownership filed with the SEC. Information regarding IsoPlexis’ directors and executive officers is set forth in IsoPlexis’ revised Proxy Statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2022, and in certain of IsoPlexis’ Current Reports on Form 8-K. To the extent holdings of IsoPlexis’ securities by IsoPlexis’ directors and executive officers have changed since the amounts set forth in such proxy statement, such changes have been or will be reflected on subsequent statements of beneficial ownership filed with the SEC. These documents can be obtained free of charge from the sources indicated below. Additional information regarding the interests of these participants will be set forth in the joint proxy statement/prospectus relating to the proposed transaction when it becomes available.

Additional Information and Where to Find It

In connection with the proposed transaction between Berkeley Lights and IsoPlexis, Berkeley Lights and IsoPlexis intend to file relevant materials with the SEC, including a Berkeley Lights registration statement on Form S-4 that will include a joint proxy statement of Berkeley Lights and IsoPlexis that also constitutes a prospectus of Berkeley Lights.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BERKELEY LIGHTS, ISOPLEXIS AND THE PROPOSED TRANSACTION. The joint proxy statement/prospectus and other documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Berkeley Lights’ investor relations website at www.investors.berkeleylights.com or from IsoPlexis’ investor relations website at www.investors.isoplexis.com.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, nor shall there be any offer, solicitation, or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Media Contact
Media@berkeleylights.com

Investor Contact
IR@berkeleylights.com